Exhibit 5
[SCHERING-PLOUGH LETTERHEAD]
                              May 19, 2006
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Ladies and Gentlemen:
     I am Corporate Secretary, Vice President, Corporate Governance and Associate General Counsel of Schering-Plough Corporation (“Schering-Plough”). As such I have acted as counsel to Schering-Plough in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of
(i)	an aggregate of 100,000,000 common shares of Schering Plough, par value $0.50 per share (the “Common Shares”), including attached Preferred Share Purchase Rights (the “Rights”), offered under the Schering-Plough Corporation Directors Compensation Plan, the Schering-Plough Corporation 2006 Stock Incentive Plan and the Schering-Plough Employees’ Saving Plan (collectively, the “Plans”), and

(ii)	up to $25,000,000 in principal amount of deferred compensation obligations (the “Obligations”) of Schering-Plough offered under the Schering-Plough Corporation Directors Compensation Plan,
each as specified in the Registration Statement.
     I have reviewed the Schering-Plough Restated Certificate of Incorporation; its By-Laws; the corporate proceedings relating to the Registration Statement and the Plans; the Registration Statement; the Plans; and such other documents and questions of law as I have deemed necessary in relation to the opinion expressed below.
     Upon the basis of the foregoing, I advise you that, in my opinion, that
(a)	the Common Shares have been duly authorized by Schering-Plough and, when (1) issued and delivered by Schering-Plough in accordance with the terms of the Plans and (b) paid for in full in accordance with the terms of the Plans, the Common Shares will be legally issued, fully paid, and non-assessable,

(b)	when issued in accordance with the terms of the Rights Agreement dated June 24, 1997 between Schering-Plough and the Bank of New York, as Rights Agent, as

amended to date and as may be further amended from time to time, the Rights will be validly issued, and

(c)	following deferral of the compensation giving rise to the Obligations in accordance with the terms of the Directors Compensation Plan, the Obligations will be valid and binding obligations of Schering-Plough.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinion expressed above is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Susan Ellen Wolf
Susan Ellen Wolf